EXHIBIT 10.6

RETIREMENT AGREEMENT

                    THIS AGREEMENT is made as of January 8, 2001, between DAN L. SMITH ("Mr. Smith") and CHEMICAL FINANCIAL CORPORATION ("Chemical"), and joined in by its subsidiary, SHORLINE BANK (the name of which will be changed to "Chemical Bank - Shoreline", in this agreement referred to as "Shoreline Bank");

                    WHEREAS, Chemical believes that its ability to conduct its business successfully is dependent upon retaining key management employees until such time as they retire; and

                    WHEREAS, Mr. Smith has been employed in an important management and chief executive position with Shoreline Bank for many years, and the parties desire to continue to maintain a relationship upon the terms and conditions set forth herein; and

                    WHEREAS, Mr. Smith has determined to retire from the active management of Shoreline Bank, but has agreed to provide assistance and advice to Chemical and Shoreline Bank;

                    IT IS, THEREFORE, AGREED AS FOLLOWS:

                    1.          Retirement. Effective the close of business January 31, 2001, Mr. Smith will resign and retire from his position as Chief Executive Officer of Shoreline Bank. Mr. Smith shall continue to serve as a Director of Chemical and Shoreline Bank and Chairman of the Board of Shoreline Bank, through January 31, 2003, without compensation for Directors' meetings. Mr. Smith may thereafter continue his service to Chemical and Shoreline Bank for such time and in such role as Chemical and he deem appropriate.

                    2.          Compensation and Benefits. Chemical agrees to pay to Mr. Smith compensation at an annual rate of Fifty Thousand Dollars ($50,000.00), commencing on the first day of February, 2001, for a period of two years or until his death, if earlier. Payments to Mr. Smith will be made on the first business day of each month during the term of this Agreement.

          Mr. Smith shall be provided group health benefits in accordance with the terms of Chemical's Retiree Medical and Dental Plan. If at any time Chemical terminates any such insurance plan for its retirees, Chemical may also terminate such plan for Mr. Smith; if Chemical substitutes medical and hospitalization insurance plans for its retirees or provides additional medical or hospitalization insurance coverage for its retirees, then such substituted and/or additional insurance coverage shall be made available to Mr. Smith.

                    3.          Covenant Not To Compete. Mr. Smith agrees that during the period that payments are being made to him hereunder, he shall not enter into employment or any form of equity ownership of any business which is competitive with the businesses related to, affiliated with, or managed by Chemical; provided, however, that the parties agree that this provision will be limited to a geographic area consisting of a fifty (50) mile radius from each existing business location of Chemical or any business related to, affiliated with, or managed by Chemical. In the event the Board of Directors of Chemical determines that Mr. Smith is in violation of this covenant not to compete, it shall give written notice to him. Mr. Smith shall have a period of ninety (90) days from the date of such notice to cease his competitive activity, and the payments hereunder shall continue during such period. If the competitive activity is not terminated within the ninety (90) day period, further payments hereunder shall cease. In the event of a dispute hereunder, the parties agree to submit their disagreement to arbitration. Nothing in this

Section 3 shall be construed to prevent Mr. Smith from acquiring or holding, directly or indirectly, securities of any corporation or other entity the securities of which are listed for trading on any national or regional securities exchange or quoted on any automated quotation system sponsored by the National Association of Securities Dealers, Inc. as long as Mr. Smith's total beneficial ownership in any such corporation or entity does not exceed five percent (5%) of the total securities outstanding of such corporation or entity.

                    4.          No Assignment. This Agreement is personal to each party to this Agreement and no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the others.

                    5.          Modification. This Agreement supersedes all prior agreements with respect to the matters covered hereby, and no modification of this Agreement shall be valid unless it is in writing and signed by Chemical and by Mr. Smith.

                    6.          Construction. This Agreement shall be governed and construed in accordance with the laws of the State of Michigan.

                    7.          Headings. The paragraph headings in this Agreement are for convenient reference only, and shall not modify or amend the express terms hereof.

                    8.          Successors and Assigns. This Agreement shall be binding upon, and shall insure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and assigns.

DATED: January 8, 2001	/s/ Dan L. Smith Dan L. Smith

DATED: January 2, 2001	CHEMICAL FINANCIAL CORPORATION By /s/ Alan W. Ott Alan W. Ott Its Chairman

DATED: January 8, 2001	SHORELINE BANK By /s/ James R. Milroy James R. Milroy Its President